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                                                                   EXHIBIT 23.3



            CONSENT OF CHARTERED ACCOUNTANTS AND REGISTERED AUDITORS


As Chartered Accountants and Registered Auditors, we hereby consent to the incorporation by reference in the Joint Registration Statement on Form S-3, dated June 8, 1998, and Form S-8, dated May 4, 1998, of Patriot American Hospitality, Inc. and Wyndham International, Inc. of our reports dated July 22, 1998 and July 17, 1998, respectively, of the financial statements of Arcadian International Limited (formerly Arcadian International Plc) and subsidiary undertakings and Malmaison Limited and subsidiary undertakings, which are included in the Joint Current Report on Form 8-K/A of Patriot American Hospitality, Inc. and Wyndham International, Inc., dated June 2, 1998.

                                       /s/ Arthur Andersen


1 Surrey Street
London
WC2R 2PS
4 August 1998